UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2013

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Princeton South, Suite 300, Ewing, NJ	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 29, 2013, the Board of Directors (the “Board”) of Antares Pharma, Inc. (the “Company”) increased the size of the Board to eight members and, upon the recommendation of the Governance and Nominating Committee of the Board, appointed Robert P. Roche, Jr. to the Board as a Class II Director. Mr. Roche’s term will expire at the Company’s 2015 Annual Meeting of Stockholders.

Following Mr. Roche’s appointment, it is expected that Mr. Roche will be compensated pursuant to the Company’s independent director compensation plan including, without limitation, an initial grant of options to purchase 20,000 shares of the Company’s common stock at an exercise price per share that is equal to the closing price per share of the Company’s common stock on the date of the grant. Mr. Roche will also receive restricted shares of common stock, which will represent his prorated portion of the shares issued to directors in lieu of their annual stock option grant. The number of restricted shares issued to Mr. Roche will have a fair value equivalent to the fair value of the options that would have been granted based on a valuation using a Black-Scholes calculation. The Board is expected to approve these grants at its next regularly scheduled meeting.

A copy of the Company’s press release announcing the appointment of Mr. Roche to the Board is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release by Antares Pharma, Inc., dated July 30, 2013, announcing the appointment of Robert P. Roche, Jr. to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date: August 2, 2013	By:	/s/ Paul K. Wotton
Name: Dr. Paul K. Wotton Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release by Antares Pharma, Inc., dated July 30, 2013, announcing the appointment of Robert P. Roche, Jr. to the Board of Directors.